Galaxy Gaming to Dramatically Grow Office Headquarters

Relocation to Prime Space Adjacent to Strip Gives Las Vegas-Based Gaming Leader State-of-the-Art Facilities, Showroom, Manufacturing Capacity

LAS VEGAS, Feb. 27, 2014 (GLOBE NEWSWIRE) -- Galaxy Gaming, Inc. (OTC:GLXZ) announced that it would be relocating its Las Vegas headquarters to a vastly larger and more high-image freestanding physical space after executing a building lease that will dramatically increase every aspect of the Company's ability to design, build, display and distribute its products.

The new building, located at 6767 Spencer Street, has an ideal central location near the Las Vegas Strip, McCarran Airport and the city's traditional gaming office center. It commands more than 24,000 square feet, including 16,000 of office space on two separate floors and 8,000 of attached warehouse storage. Also included is a 3,000 square foot showroom, presenting all of the Company's award-winning games as well as other design products in development stage. The showroom will replicate an upscale casino.

"This is one of the most important days in the history of our company," said Galaxy Gaming CEO Robert Saucier. "Nearly ten years ago, we moved into our current 6,200 square foot facility on O'Bannon. That building served us well as we grew our business approximately 500%. But now its time for us to move into a new building better suited to facilitate further anticipated expansion. By taking this step, we are sending a clear message that we are not content with our past successes – we intend to grow vigorously and become a dominant player in the gaming industry."

"This is more than physical expansion, it represents the upward trajectory of our Company," said, Gary A. Vecchiarelli, Galaxy Gaming's Chief Financial Officer. "We are making this investment in ourselves because the time is now to implement our aggressive growth strategy."

Galaxy Gaming is demonstrating significant corporate momentum of late, including being granted full expansion into Arizona, Missouri, the valuable Gulf Coast region as well as a major launch into the most select casino properties in South Africa. Galaxy Gaming is already the top table game provider in the United Kingdom.

About Galaxy Gaming

Headquartered in Las Vegas, Galaxy Gaming (www.galaxygaming.com) develops, manufactures and distributes innovative proprietary table games, state-of-the-art electronic wagering platforms and enhanced bonusing systems to land-based, riverboat, cruise ships and online casinos worldwide. Through its iGaming Partner Games Marketing Ltd., Galaxy Gaming licenses its proprietary table games to the online gaming industry.

Jonathan Wilcox

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